December 13, 2011

Shareholders and Board of Directors
Latteno Food Corporation

Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Latteno Food Corporation, a Delaware corporation, of my resignation, effective immediately, from my positions as President, Chief Executive Officer, and as Chairman of the Board of Directors of Latteno Food Corporation.

/s/ Daniel Ollech
Daniel Ollech